Exhibit 4.1

[Translation]

Agreement on Assignment of Stocks and Management Control

This agreement on assignment of stocks and management control (hereinafter referred to as “AGREEMENT”) is executed by and between Mirae Corporation with its main business location at 9-2, Chayang-Dong, Cheonan-Shi, Chungcheongnam-Do, Korea (hereinafter referred to as “ASSIGNER”) and Kim, Jeong-Sil with the address at Suite 3003, World Trade Center Trade Tower, 159-01, Samseong-Dong, Gangnam-Gu, Seoul, Korea (hereinafter referred to as “ASSIGNEE”) on the 27th day of January, 2005.

ASSIGNER and ASSIGNEE are referred to as “PARTY” individually, or “PARTIES” collectively.

Preamble

ASSIGNER possesses 3,328,840 common shares with voting rights of the total 8,020,000 shares (equivalent to 41.51% of the total shares with par value of 500 KRW each; hereinafter referred to as “TARGET STOCKS” of SOFTFORUM with its business address at 8th Floor, Mirae Building, 545-7, Dogok-Dong, Gangnam-Gu, Seoul, Korea (hereinafter referred to as “TARGET BUSINESS”)). ASSIGNER assigns 2,726,800 shares of its stocks (hereinafter referred to as “ASSIGNED STOCKS”) to ASSIGNEE for the purpose of assignment of management control and the rights and the responsibilities pertinent to the management of TARGET BUSINESS, and ASSIGNEE agrees to accept the ASSIGNED STOCKS.

In witness whereof, PARTIES agree to the terms and conditions of assignment of the stocks and the management rights as specified below:

Clause 1. Execution of Contract

Each PARTY shall attach its registered seal certificate (or certificate with equivalent right) to AGREEMENT when PARTY executes AGREEMENT. Should AGREEMENT be executed by authorized representatives of PARTY, concerned PARTY shall attach a letter of attorney and the registered seal certificate to the AGREEMENT.

ASSIGNER shall provide and attach evidence of certification of execution of AGREEMENT by the management and the CEO, and data relevant to TARGET BUSINESS to ASSIGNEE no later than three business days after executing the AGREEMENT (hereinafter referred to as “CURRENT DATE”). (Any item not applicable shall be indicated with “N/A”.)

•	Details of credits and liabilities as of CURRENT DATE (including cash on hand, bank deposits, financial liabilities, established pledges, and mortgages);

•	Detailed statement of undue checks and notes payable as of CURRENT DATE;

•	Contingent liabilities as of CURRENT DATE (e.g., endorsed notes, issued or endorsed notes, payment guarantees, or liabilities under outstanding proceedings);

•	Details of sales credits and purchase liabilities as of CURRENT DATE;

•	Status of any proceedings as of CURRENT DATE;

•	Details of mortgages and pledges provided by ASSIGNER to the company, and suspense receipt and suspense payment as of CURRENT DATE;

•	Details of mortgages and pledges provided by the company to ASSIGNER, ASSIGNEE or concerned companies as of CURRENT DATE;

•	Trial balance sheet as of CURRENT DATE; and

•	Financial statements of temporary settlement of accounts as of December 31, 2004.

Clause 2. Purchase Price of Stocks

1) Number of ASSIGNED STOCKS shall be 2,726,800 out of 8,020,000 common stocks with voting rights issued by TARGET BUSINESS (equivalent to 34% of the total issued stocks with par value of 500 KRW respectively).

2) Unit price of ASSIGNED STOCKS shall be KRW 3,304.

3) The total price of ASSIGNED STOCKS shall be KRW 9,010,000,000.

Clause 3. Payment Terms of ASSIGNED STOCKS

1) ASSIGNED STOCKS shall make payment of the price of ASSIGNED STOCKS in a schedule of the first intermediate payment, the second intermediate payment, and the final payment. ASSIGNER shall assign ASSIGNED STOCKS equivalent to the payment made by ASSIGNEE, and renew the ownership of the stocks.

2) ASSIGNEE shall pay the contract guarantee of KRW 500,000,000 from the price of the stocks defined in Clause 2 to ASSIGNER, and ASSIGNER shall assign 151,321 stocks equivalent to the contract guarantee payment to ASSIGNEE.

3) ASSIGNEE shall make the first interim payment in the amount of KRW 100,000,000 from the price of the stocks defined in Clause 2 to ASSIGNER no later than ten days after execution of AGREEMENT, and ASSIGNER shall assign 302,642 stocks equivalent to the payment to ASSIGNEE.

4) ASSIGNEE shall make second interim payment in the sum of KRW 3,010,000,000 from the price of the stocks defined in Clause 2 to ASSIGNER no later than 22 days after execution of AGREEMENT, and ASSIGNER shall assign 910,951 stocks equivalent to the payment to ASSIGNEE.

5) ASSIGNEE shall make wire transfer of the remainder of the price in the sum of KRW 4,500,000,000 to the bank account agreed with ASSIGNER no later than 40 days after the second intermediate payment. TARGET BUSINESS shall convene a regular general meeting of stockholders on the date of the final payment by ASSIGNEE, and make payment of the remaining balance to ASSIGNER once directors and auditors designated by ASSIGNEE are registered at the said general meeting of stockholders. In such a case, ASSIGNER shall assign the remainder of the stocks numbering 1,361,886 after assignment of the stocks as per the provisions in paragraphs 2 to 4 in this clause out of ASSIGNED STOCKS defined in paragraph 1 of Clause 2 to ASSIGNEE, and complete issuance of the stock certificates and the ownership renewal procedures.

6) ASSIGNER shall allow ASSIGNEE of assignment of ASSIGNED STOCKS to any third party, once ASSIGNER issues the stock certificates and completes the ownership renewal upon payment of the price by ASSIGNEE. ASSIGNER shall provide ASSIGNEE with active support for any administrative procedures to the effects.

Clause 4. Due Diligence

1) Once the AGREEMENT is executed, ASSIGNEE may perform due diligence of TARGET BUSINESS for a period not exceeding 14 days. Due diligence shall, however, be completed no later than 30 days after executing the AGREEMENT.

2) ASSIGNER shall provide ASSIGNEE or its authorized representative with data pertinent to TARGET BUSINESS upon reasonable request from ASSIGNEE. Further, ASSIGNER shall provide ASSIGNEE with true and good faith responses to questions from ASSIGNEE or its authorized representative. If circumstances allow, ASSIGNER shall arrange directors or staffs from TARGET BUSINESS to provide responses to ASSIGNEE.

3) The data provided during due diligence shall be as of December 31, 2004; however, any data changed after the date of financial investment shall be included in the due diligence data defined in Clause 4. Examination of the data of current assets or liabilities shall be based on the trial balance sheet as of CURRENT DATE. The investigation shall be made compliant with the financial accounting standards and reasonable practices of businesses.

4) Settlement based on outcome of due diligence

Should the results of due diligence indicate discrepancy from the data provided by ASSIGNER pursuant to the provisions in Clause 1, the value of discrepancy shall be deducted from the price of ASSIGNED STOCKS defined in Clause 2. On the basis of data provided by the ASSIGNER, the sum of the overestimated assets and underestimated liabilities as of December 31, 2004 shall be computed and the following offsets will apply: When 34% of the net book value of the assets as of the end of December in 2004 is KRW 9,010,000,000, or exceeds 95% of the said amount, no offset shall be required; when 34% of the net book value of the assets is equivalent to 90% of a amount below 95% of KRW 9,010,000,000, the price of ASSIGNED STOCKS shall be offset within the scope of the deviation; when 34% of the net book value of the assets fails to reach 95% of KRW 9,010,000,000, ASSIGNEE may offset the price of ASSIGNED STOCKS with the deviation, or terminate the AGREEMENT. Should ASSIGNEE terminate the AGREEMENT, ASSIGNER shall return the contract guarantee payment of KRW 500,000,000, and any interim payment to ASSIGNEE no later than the day after the date of termination.

5) ASSIGNEE shall solely bear any expenses related to due diligence.

Clause 5. Obligation for Transfer of Management Control and Entrustment of Voting Rights at Regular General Meeting of Stockholders to be Convened in 2005

1) Legitimate procedures for assignment of management rights pursuant to AGREEMENT shall be performed in such a manner that ASSIGNER convenes the regular general meeting of stockholders of TARGET BUSINESS to legitimately elect persons designated by ASSIGNEE as directors and auditors of TARGET BUSINESS, and to revise the articles of incorporation as directed by ASSIGNEE.

Should ASSIGNEE demand at the regular general meeting of stockholders to be convened in March, 2005 as specified in paragraph 1 of this clause, ASSIGNER shall assign ASSIGNEE the voting rights of the stocks kept by ASSIGNER, or to be assigned to ASSIGNEE for facilitating assignment of the management rights via legitimate procedure. Should ASSIGNER be incapable of officially assigning the management rights to ASSIGNEE, ASSIGNEE may terminate the AGREEMENT.

Clause 6. ASSIGNEE’s Participation in Management prior to the date of Regular General Meeting of Stockholders after Making Second Intermediate Payment

1) ASSIGNER shall, or direct TARGET BUSINESS to take necessary actions upon demands from ASSIGNEE to allow ASSIGNEE to participate in management of TARGET BUSINESS from the date of the second intermediate payment until the date of the regular general meeting of stockholders of TARGET BUSINESS (including, but not limited to, decision at the board of directors of TARGET BUSINESS, if required).

2) CEO of SOFTFORUM and ASSIGNEE manage major administrative and financial issues of TARGET BUSINESS upon mutual consultation based on the principle of trust and sincerity.

3) CEO of SOFTFORUM and ASSIGNEE shall jointly control the officially certified seals, the bankbooks, safes, funds and notes of TARGET BUSINESS.

4) ASSIGNEE or its authorized representative may dispatch its employees to TARGET BUSINESS for the joint management defined in paragraphs 2 and 3 of this clause. Responsible director of SOFTFORUM shall allow the dispatched employees to work at TARGET BUSINESS.

Clause 7. Assignment of Voting Rights of Remaining Stocks

1) Should ASSIGNER execute collective corporation combination through acquisition of TARGET BUSINESS in 2005 after the date of assignment of the management right, ASSIGNER shall assign the voting rights for the remaining stocks as of the combination to ASSIGNEE pursuant to legitimate procedures.

2) Acquisition specified in paragraph 1 of this clause is defined as combination, stock exchange, assignment of business, or stock issuance, which shall be compliant with applicable laws and regulations.

Clause 8. Responsibilities of ASSIGNER

1) ASSIGNER shall exercise every effort to maintain normal business conditions of TARGET BUSINESS after execution of AGREEMENT. This shall include keeping the current transaction relations with customers, banking institutes and creditors.

2) Neither ASSIGNER nor TARGET BUSINESS shall be allowed to perform any of the following subparagraphs without prior written consent of ASSIGNEE after execution of AGREEMENT until the date of assignment of the management right:

•	Increasing or decreasing the capital of TARGET BUSINESS;

•	Dissolution or merger of TARGET BUSINESS, or changing organization of TARGET BUSINESS;

•	Transfer of whole or part of businesses of TARGET BUSINESS to third party, or acquisition of businesses or management right of third party;

•	Issuance of bonds in the name of TARGET BUSINESS;

•	Transaction with TARGET BUSINESS;

•	Changing the rules of the board of directors, or the company regulations;

•	Changing the collective labor agreement or regulations of employment;

•	Changing the employment contracts, or hiring new employee;

•	Payment guarantee for third party; or

•	Any behavior breaching AGREEMENT, or damaging legitimacy of the stocks.

Clause 9. Responsibilities of ASSIGNEE

1) ASSIGNEE shall not be allowed to terminate any agreement executed in the name of TARGET BUSINESS during the term of the AGREEMENT without reasonable cause.

2) ASSIGNEE shall release any mortgage or pledge established to third party relevant to liabilities of TARGET BUSINESS by ASSIGNER after assignment of the management right defined in paragraph 1 of Clause 5 as soon as practical. However, release shall be complete no later than two months after assignment of the management right.

Clause 10. Representations and Warranties of ASSIGNER

1) ASSIGNER shall verify and guarantee the followings as of execution of AGREEMENT, assignment of the management right pursuant to AGREEMENT, and final payment of the price of ASSIGNED STOCKS respectively:

•	The paid in capital of TARGET BUSINESS is KRW 4,010,000,000 consisted of 8,020,000 common stocks with voting right of par value of KRW 500 respectively. TARGET BUSINESS has not issued or provided any stocks other than publicized stock options, stock warrants, convertible bonds, bonds with warrant, or rights that TARGET BUSINESS is responsible for issue of stocks.

•	TARGET BUSINESS has completed tasks for all of legal and administrative licenses, approvals and reports for operating the businesses specified in the articles of incorporation, and warrants that there is no cause of nullity or cancellation of any of them.

•	TARGET BUSINESS bears rights of patents, trademarks, model utilities, designs, copyrights and other intangible properties required for, or under use for performance of its businesses. Of them, any rights possessed by ASSIGNER or third party shall assign the rights to TARGET BUSINESS, or allow TARGET BUSINESS to use them.

•	TARGET BUSINESS has legitimately paid all the taxes and dues, and is free from investigation or suspicion by administrative or tax authorities of any breach of laws and regulations pertinent to environment, labor, and any other administrations.

•	TARGET BUSINESS has legitimately registered all of its ownership of real estates, heavy equipments and automobiles, and other rights, and the rights are eligible of xx. The ownership and the rights of TARGET BUSINESS are free from mortgage rights in any type other than those specified in the copy and the original of the register.

•	TARGET BUSINESS solely bears full ownership and disposal rights of its movable properties such as facilities, furniture, stocks and products, and the properties are free from lien, pledge, mortgage, or any other security rights.

•	The financial statements and the review reports of TARGET BUSINESS as of Dec. 31, 2004 supplied by ASSIGNER to ASSIGNEE are prepared strictly pursuant to the universally recognized financial accounting standards, and correctly reflect the details of TARGET BUSINESS as of the reference date. (It is, however, understood between PARTIES that the conditions might change after the financial audit, since the financial statement has temporarily been prepared prior to the audit.) There is no significant change in TARGET BUSINESS from the date of the financial statements on Dec. 31, 2004 until the date of execution of AGREEMENT such as capital increase by issuance of new shares or capital stock increase without consideration, dividends, abnormal mortgage establishment or payment guarantee, sell-off of assets, extraordinary loss or duties, or other liabilities outside of the books.

•	ASSIGNER shall warrant truthfulness of the details of the financial statements and the review reports provided to ASSIGNEE.

•	TARGET BUSINESS has completed the tasks of reports and public notices pertinent to major management issues pursuant to the provisions on public notice of the stock association brokerage markets, and is not under legal constraints or advance notice of the effect for incorrect public notice. TARGET BUSINESS is free from any reasons for legal constraints or regulation for incorrect public notice or violation of the stock association brokerage market regulations prior to the date of execution of AGREEMENT.

2) ASSIGNER shall:

•	Be the owner of ASSIGNED STOCKS with legitimate disposal rights as of the date of execution of AGREEMENT;

•	Warrant that ASSIGNED STOCKS are free from any type of mortgage, and that ASSIGNEE is allowed of exercising the rights of the owner of ASSIGNED STOCKS without any legal or factual restriction or interruption.

•	Keep no stocks other than those publicly notified as of the date of the execution of AGREEMENT, and not allow its affiliate person to do so. (Neither ASSIGNER nor its affiliate person bears own stocks or those of third party.)

•	Warrant that assignment of the stocks pursuant to AGREEMENT does not breach any laws and regulations or violate requirements for license and approval of business incorporation, contractual responsibilities to third parties or cause loss of profit opportunity. The ASSIGNER further warrants that it has completed any procedures for license, approval, permission, consent or notice demanded by administrative authorities or third party for assignment of the stocks pursuant to the AGREEMENT.

Clause 11. Responsibility of ASSIGNER for Compensation of Damages

1) ASSIGNER shall compensate ASSIGNEE for any damages resulting from breach of the following: Assignment of the stock certificates defined in paragraphs 2 and 3 of Clause 3; responsibility of assignment of the management rights in Clause 5; duties of ASSIGNER in Clause 8; or warranties in Clause 10.

2) ASSIGNER shall warrant recovery of the remaining sales credits (total sales credit less allowance for doubtful accounts) as of Dec. 31, 2004 in Clause 1 by 70% at least no later than 12 months after execution of AGREEMENT. Should the recovery be less than 70%, ASSIGNER shall compensate ASSIGNEE of the credit equivalent to deficiency of the rate. Should the concerned credit be recovered in further 12 months, ASSIGNEE shall reimburse the credit to ASSIGNER within the scope of the compensated credit.

3) Should ASSIGNER breach the warranty obligation defined in Clause 10, ASSIGNEE shall give a written notice to ASSIGNER no later than six months after execution of AGREEMENT. Should ASSIGNER fail to receive a notice of breach of the warranty obligation from ASSIGNEE within the said period, the right of compensation of ASSIGNEE shall be deemed nullified.

4) Compensation of damage for additionally identified liabilities

ASSIGNEE shall immediately give notice to ASSIGNER for any of the following subparagraphs, and ASSIGNER shall compensate ASSIGNEE of the damage no later than three months after receiving the notice.

•	Liabilities in the sum of xxx are identified that have not been located during due diligence in Clause 4 (those not indicated on the books or data during due diligence), or contingent liabilities in the sum of xxx are fixed due to action taken prior to the date of the final payment in paragraph 3 of Clause 3 within six months after ASSIGNEE makes the final payment in accordance with the provisions in paragraph 3 in Clause 3; or

•	Any taxes or dues are additionally charged to TARGET BUSINESS as a result of activities not relevant to normal businesses of TARGET BUSINESS prior to execution of the AGREEMENT.

Clause 12. Obligation of ASSIGNEE for Compensation of Damage

Should ASSIGNEE fail to make payment for the ASSIGNED STOCKS defined in Clause 3 within the due date, or fail to execute or delay execution of the obligations in Clause 9, ASSIGNEE shall compensate the damage to ASSIGNER.

Clause 13. Termination

1) Should license or approval for the anticipated transactions pursuant to AGREEMENT be finally rejected or denied by appropriate government or supervisory authorities, or the anticipated transactions pursuant to AGREEMENT be deemed infeasible of execution or illegal due to amendment of the applicable laws and regulations, any of PARTIES to AGREEMENT not responsible for the situations (ASSIGNER or ASSIGNEE) may expire or terminate AGREEMENT at any time. Any of PARTIES also may terminate AGREEMENT in case where other PARTY comes under any of the following subparagraphs:

•	ASSIGNEE fails to meet its payment obligations for the ASSIGNED STOCKS in accordance with the provisions in Clause 3;

•	ASSIGNER fails to execute its obligation of assignment of ASSIGNED STOCKS in accordance with the provisions in Clause 3;

•	Note or check issued, endorsed or payment guaranteed by TARGET BUSINESS is dishonored;

•	Transaction of TARGET BUSINESS with banking institute is suspended or interrupted due to the TARGET BUSINESS’ fault;

•	Whole or part of ASSIGNED STOCKS is subject to provisional attachment or provisional disposition contrary to exertion of AGREEMENT by ASSIGNER, and the attachment or the disposition is not canceled within seven days;

•	The provisions in Clause 5 are not executed; or

•	A PARTY determines that the objective of AGREEMENT is cannot be achieved due to breach of obligation of AGREEMENT by other PARTY.

The obligations for recovery to the original conditions or demands for compensation shall survive termination of AGREEMENT. The provisions in Clauses 14 to 23 shall also survive termination of AGREEMENT.

Clause 14. Effect of Termination

1) Upon termination of AGREEMENT, PARTY entitled to terminate AGREEMENT may demand PARTY responsible for termination of AGREEMENT to pay penalty equivalent to 20% of the price of ASSIGNED STOCKS defined in Clause 2 to other PARTY immediately upon termination of AGREEMENT.

2) PARTY entitled to terminate AGREEMENT may demand the PARTY responsible for termination to reimburse expenses incurred from execution of AGREEMENT, and the latter shall reimburse the expenses to the former.

Clause 15. Confidentiality

1) Neither ASSIGNER nor ASSIGNEE shall use information obtained from the progress of executing and performing AGREEMENT (hereinafter referred to as “INFORMATION”) any purpose other than execution of performing AGREEMENT.

2) Neither ASSIGNER nor ASSIGNEE shall disclose INFORMATION to third party not relevant to performance of AGREEMENT. Should it be necessary to disclose INFORMATION to concerned parties for performing AGREEMENT, either PARTY shall give a notice to the other PARTY of confidentiality.

3) The obligation of confidentiality of ASSIGNER and ASSIGNEE shall survive the expiration or termination of AGREEMENT.

4) Should any PARTY breach these provisions and cause damage to other PARTY, the former shall compensate the damage to the latter.

Clause 16. General Provisions

1) Both ASSIGNER and ASSIGNEE shall cooperate with each other for performing AGREEMENT in the principle of truthfulness and sincerity.

2) Each PARTY shall bear taxes, dues and other expenses incurred to it unless otherwise agreed between PARTIES.

3) Any matters not defined in AGREEMENT shall be treated upon the purpose of AGREEMENT and agreement made between PARTIES based on the principle of trustfulness and sincerity. Any dispute not resolved by consultation between PARTIES shall be resolved pursuant to the laws and regulations of Korea.

Clause 17. Severance

Should certain clauses or part of a certain clause in AGREEMENT be nullified, the remaining clauses or the remaining provisions of the clause shall be kept effective.

Clause 18. Assertion of Rights

Even if a PARTY fails to assert its contractual rights, it is not deemed that the PARTY waives the rights.

Clause 19. Conflict with Applicable Laws and Government Regulations

Should performing AGREEMENT occur deviation from the applicable laws and regulations or the rules of the supervisory institutes, or performing AGREEMENT be postponed due to delayed approval from the supervisory institute or other inevitable causes, ASSIGNER and ASSIGNEE shall consult with each other to adjust the performing procedures and the schedules of AGREEMENT to satisfy the purpose of AGREEMENT to the largest extents.

Clause 20. Effectiveness

AGREEMENT shall be effective as of resolution of the board of directors of ASSIGNER with a condition of suspension. ASSIGNER shall supply ASSIGNEE with the copy of the minutes of the board of directors meeting describing the approval procedures by stamping its corporate seal. Should the board of directors of ASSIGNER make resolution of or approve AGREEMENT no later than Jan. 27, 2005, AGREEMENT shall be deemed ineffective without cause PARTIES are responsible for, and neither PARTY shall be responsible for demands for compensation.

Clause 21. Call Option

ASSIGNER may exercise a call option to purchase ASSIGNED STOCKS at sum of KRW 9,010,000,000 (for 2,726,800 stocks; par value of KRW 500 respectively) plus interests at annual interest rate of 6% to ASSIGNEE with two months after one year from the date of final payment of the purchase price for the ASSIGNED STOCKS under this AGREEMENT (hereinafter referred to as “Exercise Period”).

Should the final average price of the stock for one month immediately before EXERCISE PERIOD exceed KRW 3,304, ASSIGNER is entitled to exercise the call option for the stocks in sum of amount of transaction-weighed average final price for one month immediately before EXERCISE PERIOD multiplied with number of ASSIGNED STOCKS, plus interests calculated at 6% annual rate, of the price of ASSIGNED STOCKS of KRW 90,010,000,000. In such a case, ASSIGNEE is not obligated to recover TARGET BUSINESS to the original conditions when ASSIGNER makes buying-off.

Clause 22. Dispute Resolution

Should there be dispute between PARTIES in interpretation of AGREEMENT,

PARTIES shall try to resolve the dispute upon mutual agreement through the principle of trustfulness and sincerity. If the dispute is not resolved by mutual agreement between PARTIES, the dispute shall be escalated to the Seoul Regional Court as the first trial jurisdiction for resolution.

In witness whereof PARTIES have caused AGREEMENT to be executed in duplicate, and affixed the seals by their duly authorized officers as well as TARGET BUSINESS as of the day and year mentioned below:

January 27, 2005

ASSIGNER

Kwon, Soon Do

Chief Executive Officer

Mirae Corporation

Address: 9-2, Chayang-Dong, Cheonan-Shi, Chungcheongnam-Do, Korea

ASSIGNEE

Name: Kim, Jeong-Sil

Resident Registration No.: 550522-610019

Address: Suite 3003, World Trade Center Trade Tower, 159-1, Samseong-Dong, Gangnam-Gu, Seoul, Korea

TARGET BUSINESS:

Jeong, Hyeon-Cheol

Chief Executive Officer

SOFTFORUM CO., LTD

Address: 8th Floor, Mirae Building, 545-7, Dogok-Dong, Gangnam-Gu, Seoul, Korea